Exhibit 99.2

BeiGene Presents Updated Results from Phase 3 RATIONALE-309 Trial of PD-1 Inhibitor Tislelizumab in First-Line RM-NPC in Virtual ASCO Plenary Series

Progression-Free Survival Benefit of Tislelizumab in Combination with Chemotherapy Sustained at Median 15.5 Month Follow-up

Secondary Survival Endpoint Findings Were Consistent with Interim Analysis

CAMBRIDGE, Mass. & BASEL, Switzerland & BEIJING-- BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced the presentation of updated data analyses from the Phase 3 RATIONALE-309 trial of tislelizumab, a humanized anti-PD-1 monoclonal antibody, in combination with chemotherapy versus chemotherapy plus placebo as a first-line treatment for patients with recurrent or metastatic nasopharyngeal cancer (RM-NPC), at the virtual American Society of Clinical Oncology (ASCO) Plenary Series on April 19, 2022. Updated efficacy analyses showed that, at a median follow-up of 15.5 months, tislelizumab in combination with chemotherapy continued to demonstrate a clinically significant progression-free survival (PFS) benefit over chemotherapy alone for patients with RM-NPC. The safety profile of the tislelizumab and chemotherapy combination was generally manageable and consistent with known risks of each treatment agent.

“These updated findings further support tislelizumab in combination with chemotherapy as a potential standard-of-care first-line therapy for patients with RM-NPC,” said Mark Lanasa, Chief Medical Officer, Solid Tumors at BeiGene. “This study’s acceptance for presentation as part of the high-profile virtual ASCO Plenary Series underscores the potential for tislelizumab plus chemotherapy to be a practice-changing option for patients with this disease.”

An updated analysis of the primary endpoint (PFS) and two secondary endpoints (PFS2, OS) was performed based on the latest database cutoff as of Sept. 30, 2021. At a median follow-up of 15.5 months, patients administered a 200 mg dose of tislelizumab in combination with chemotherapy achieved a median PFS of 9.6 months (stratified hazard ratio (HR)=0.50 [CI: 0.37, 0.68]) compared to 7.4 months for patients dosed with placebo control and chemotherapy, as assessed by an independent review committee (IRC).

“In these updated findings from the RATIONALE-309 trial, tislelizumab in combination with chemotherapy continued to demonstrate PFS benefit over chemotherapy in patients with advanced nasopharyngeal carcinoma, while also showing benefit across a range of other survival endpoints,” said Li Zhang, M.D., professor at the Collaborative Innovation Center for Cancer Medicine, State Key Laboratory of Oncology in South China and Sun Yat-sen University Cancer Center, and the principal investigator for the study. “These results continue to support the potential for tislelizumab in combination with chemotherapy as a standard-of-care treatment in first-line RM-NPC.”

This trial’s cross over design allows patients from the placebo plus chemotherapy group to receive tislelizumab monotherapy after disease progression. Disease progression or death after next-line therapy (PFS2) was recorded to explore the optimal treatment sequence. For patients treated with tislelizumab plus chemotherapy, median PFS2 was not yet reached compared to 13.9 months for those treated with placebo plus chemotherapy (HR=0.38 [95% CI: 0.25, 0.58]). A positive overall survival (OS) trend was also observed with median OS not yet reached in the tislelizumab combination arm and 23 months for the chemotherapy plus placebo arm (HR=0.60 [95% CI: 0.25, 1.01]).

Biomarker analyses to be presented were performed for exploratory endpoints including PD-L1 and gene expression profiling (GEP). An improvement in PFS for tislelizumab in combination with chemotherapy was observed regardless of PD-L1 status. GEP analysis identified a subgroup of patients who had ‘hot’ tumor immune profiles, which was characterized by the highest expression of immune cells, including T cells, natural killer cells, dendritic cells, and antigen presentation machinery. The greatest PFS benefit of tislelizumab in combination with chemotherapy was observed in patients exhibiting ‘hot’ tumor microenvironment profiles.

In August 2021, the China National Medical Products Administration (NMPA) accepted a supplemental New Drug Application (sNDA) for tislelizumab in combination with chemotherapy as a first-line treatment of adult patients with RM-NPC. BeiGene continues to support planned regulatory filings by Novartis for first-line NPC in the United States and Europe.

ASCO Plenary Series Program

Tuesday, April 19, 2022; 3 – 4 p.m. ET

This livestream event presented by ASCO will feature a presentation of abstract #384950, “RATIONALE-309 Updated progression-free survival (PFS), PFS after next line of treatment, and overall survival from a phase 3 double-blind trial of tislelizumab versus placebo, plus chemotherapy, as first-line treatment for recurrent/metastatic nasopharyngeal cancer” by Dr. Zhang. Participants may register for free at: https://www.asco.org/meetings-education/monthly-plenary-series/program.

About Nasopharyngeal Carcinoma

Nasopharyngeal carcinoma (NPC) is a rare cancer in which malignant cells form in the tissues of the nasopharynx and accounts for approximately 133,000 new diagnoses and 80,000 deaths per year worldwide.1

Recurrent or metastatic NPC exhibits a high prevalence in Southeast Asia, among other emerging markets. Known risk factors include ethnic background exposure to the Epstein-Barr virus. The prognosis for patients with recurrent or metastatic NPC treated with first-line chemotherapy remains poor, highlighting the unmet need for effective interventional therapy in the second line or later.

About RATIONALE-309

RATIONALE-309 is a multicenter, randomized, double-blind, placebo-controlled Phase 3 clinical trial (NCT03924986) designed to evaluate the efficacy and safety of tislelizumab combined with gemcitabine and cisplatin (Arm A) versus placebo combined with gemcitabine and cisplatin (Arm B) as a first-line treatment for patients with RM-NPC.

The primary endpoint of the trial is progression-free survival (PFS) in the intent-to-treat (ITT) population as assessed by an independent review committee (IRC) per RECIST v1.1 criteria; secondary endpoints include IRC-assessed overall response rate (ORR), IRC-assessed duration of response (DoR), overall survival (OS), investigator-assessed PFS, time to second objective disease progression (PFS2), and safety.

A total of 263 patients were enrolled in the trial, with 131 and 132 randomized to Arm A and Arm B, respectively, with balanced baseline characteristics between both arms. Interim results from the trial were presented in December at the European Society for Medical Oncology Immuno-Oncology (ESMO I-O) Congress. Those data showed that at a media follow-up time of 10 months, tislelizumab demonstrated a statistically significant improvement in terms of extending progression-free survival (PFS), a clinically meaningful benefit compared to chemotherapy alone on other survival endpoints, and a generally manageable safety profile.

About Tislelizumab

Tislelizumab is an anti-programmed death receptor-1 (PD-1) inhibitor designed to help aid the body’s immune cells to detect and fight tumors. Tislelizumab, a humanized monoclonal antibody, is specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene has initiated or completed more than 20 potentially registration-enabling clinical trials in 35 countries and regions, including 17 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for eight indications, including multiple approvals in non-small cell lung cancer (NSCLC). Tislelizumab has been submitted for regulatory review in one additional indication in China and as a potential treatment for unresectable recurrent locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) after prior systemic therapy in the U.S., and in NSCLC and ESCC in Europe. In January 2021, BeiGene partnered with Novartis to accelerate the clinical development and marketing of tislelizumab in the U.S., Europe and Japan.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 14,500 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA® in the U.S., China, the European Union and U.K., Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under U.S. Food and Drug Administration (FDA) review, BeiGene and Novartis announced an option, collaboration and license agreement in December 2021 for BeiGene’s TIGIT inhibitor ociperlimab that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding plans for future development, regulatory filings and potential commercialization of tislelizumab in RM-NPC and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

i Global Cancer Observatory: Cancer Today. Lyon, France: International Agency for Research on Cancer. Available at: https://gco.iarc.fr/today/data/factsheets/cancers/4-Nasopharynx-fact-sheet.pdf. Accessed February 22, 2022

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